Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Monday, May 3, 2010 at 11:00 a.m. ET
Webcast / Replay URL:	www.earnings.com or http://www.ballantyne-strong.com/IREvents.aspx
The replay will be available on the Internet for 90 days.
Dial-in number:	888 222 2795 (no pass code required)

Ballantyne Q1 EPS Increased to $0.07 from $0.04 Last Year

as Net Revenues Rose 48% to $25.3 Million

OMAHA, Nebraska (May 3, 2010) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the first quarter (Q1) ended March 31, 2010.

First Quarter Results

Largely reflecting an increase in digital cinema equipment sales, net revenues rose 48% to $25.3 million in Q1 2010 from net revenues of $17.1 million in Q1 2009.  Ballantyne Strong reported net earnings of approximately $1.0 million, or $0.07 per diluted share, compared to net earnings of approximately $0.5 million, or $0.04 per diluted share a year-ago.  Per share results for the first quarters of 2010 and 2009 are based on a weighted average number of diluted shares outstanding of 14,271,617 and 14,111,509, respectively.

Q1 2010 sales of digital cinema equipment rose 137% to $13.8 million from $5.9 million in Q1 2009.  The significant increase reflects growing demand for digital projection systems in the Americas and Asia, primarily in China.  Demand is being driven largely due to the success in patron traffic and premium pricing that movie exhibitors have been achieving with digital 3D motion pictures and alternative content.  Ballantyne’s cinema screen sales increased to $3.5 million during the period, compared to $3.4 million in Q1 2009, as demand for “silver screens” required for most 3D cinema formats remained strong.  Revenues from cinema services rose modestly in Q1 2010 to $0.9 million compared to $0.8 million in Q1 2009, primarily due to legacy film equipment services.

Gross profit increased 27% to $4.3 million in Q1 2010, however it declined as a percentage of total revenue to 17.0%, from 19.7% in Q1 2009.  The gross profit margin decline was largely due to an increasing contribution from the sale of digital cinema projection equipment.  While this equipment carries lower profit margins than other Ballantyne products or services, the Company expects that this impact on gross profit dollars should be largely offset by projection equipment’s higher sales price and volume.

Q1 2010 SG&A declined nominally to $2.7 million, but fell significantly as a percentage of net revenues to 10.7%, compared to 16.0% in Q1 2009. Ballantyne continues to work to limit the growth in SG&A expenses in order to drive operating leverage from anticipated increases in revenues.

Balance Sheet Update

Ballantyne had $22.8 million in cash and cash equivalents at March 31, 2010, compared to $23.6 million at December 31, 2009. The decrease in cash is primarily related to short-term working capital needs to fund an increase in receivables that resulted from growth in business during the quarter.

Outlook

John P. Wilmers, President and CEO, stated, “We are off to a strong start for 2010 and believe Q1 2010 is an early indication of how Ballantyne Strong is well-positioned to benefit from our evolution into a turnkey, worldwide provider of digital projection equipment and services.  The global growth trajectory of digital cinema is gaining momentum as expected, and we are seeing increasing opportunities in equipment and cinema screen sales, installations and integrations, and related digital cinema service opportunities.

“Our business in Asia also made strong contributions to our performance during the first quarter as China continues to move aggressively to convert cinemas to digital technology.  We continue to view China and neighboring Asian territories as exciting growth opportunities for Ballantyne Strong and are actively working to increase projector and related digital cinema product and service sales in the region.

“In mid-April we launched a large-scale, multi-year digital projector installation and integration project for a leading exhibitor in the Americas.  This project should amount to at least 900 installations for the balance of 2010 and an even larger number in 2011 and 2012.  This baseline of activity for our team of skilled technicians will make a substantial contribution to the performance of Ballantyne’s growing service business this year and going forward.”

About Ballantyne Strong, Inc. (www.ballantyne-strong.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2010	2009

Net revenues	$25,337,509	$17,143,453
Cost of revenues	21,041,973	13,764,383
Gross profit	4,295,536	3,379,070

Selling and administrative expenses:
Selling	714,835	668,399
Administrative	2,000,783	2,076,660
Total selling and administrative expenses	2,715,618	2,745,059
Income from operations	1,579,918	634,011

Interest income	3,765	41,130
Interest expense	(7,817)	(8,113)
Equity in loss of joint venture	(158,598)	(184,512)
Other income (expense), net	(44,017)	181,237

Earnings before income taxes	1,373,251	663,753
Income tax expense	(374,401)	(122,034)
Net earnings	$998,850	$541,719

Earnings per share
Basic	$0.07	$0.04
Diluted	$0.07	$0.04

Weighted average shares outstanding:
Basic	14,074,997	13,988,206
Diluted	14,271,617	14,111,509

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Consolidated Balance Sheets

	Mar. 31, 2010	Dec. 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,752,101	$23,589,025
Restricted cash	442,766	442,766
Accounts receivable	17,460,752	8,877,980
Unbilled revenue	3,665,001	1,894,075
Inventories, net	12,298,126	12,987,048
Recoverable income taxes	1,836,016	1,850,699
Deferred income taxes	2,010,028	1,943,679
Consignment inventory	721,936	486,527
Other current assets	1,231,724	667,592
Total current assets	62,418,450	52,739,391
Investment in joint venture	2,058,040	2,216,638
Property, plant and equipment, net	3,608,494	3,612,935
Intangible assets, net	1,021,080	1,103,128
Other assets	17,257	17,257
Deferred income taxes	604,781	520,951
Total assets	$69,728,102	$60,210,300
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,723,762	$9,768,896
Other accrued expenses	3,383,652	3,623,143
Customer deposits	3,452,012	2,295,946
Income tax payable	508,326	1,246,247
Total current liabilities	25,067,752	16,934,232
Deferred income taxes	277,614	274,977
Other accrued expenses, net of current portion	473,517	483,425
Total liabilities	25,818,883	17,692,634
Commitments and contingencies Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000,000 shares; issued 16,324,706 shares in 2010 and 16,283,676 shares in 2009	163,247	162,836
Additional paid-in capital	35,485,509	35,332,787
Accumulated other comprehensive income (loss):
Foreign currency translation	(46,516)	(286,086)
Minimum pension liability	110,665	110,665
Retained earnings	23,578,994	22,580,144
	59,291,899	57,900,346
Less 2,139,982 of common shares in treasury, at cost	(15,382,680)	(15,382,680)
Total stockholders’ equity	43,909,219	42,517,666
Total liabilities and stockholders’ equity	$69,728,102	$60,210,300

Selected Cash Flow Statement Items (unaudited):

	Three Months Ended March 31,
	2010	2009

Net income	$998,850	$541,719
Depreciation and amortization	398,286	459,366
Equity in loss in Digital Link II Joint Venture	158,598	184,512
Net cash used in operating activities	(751,470)	(215,867)
Capital expenditures	(148,206)	(274,847)
Proceeds from sales of investment securities	—	450,000
Net cash provided by (used in) investing activities	(148,206)	184,481
Net decrease in cash & cash equivalents	(836,924)	(75,030)
Cash & cash equivalents at beginning of period	23,589,025	11,424,984
Cash & cash equivalents at end of period	$22,752,101	$11,349,954

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CONTACT:
Kevin Herrmann	Robert Rinderman, David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com